Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Gulfport Energy Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Share(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share (“Common Stock”) (2)	457(c), 457(h)	2,828,123	(3)	$93.79	$265,235,515.56	0.0000927	$24,590
	Total Offering Amounts								$24,590
	Total Fees Previously Paid								0.00
	Total Fee Offsets								0.00
	Net Fee Due								$24,590

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933 (the “Securities Act”) based on the average of the high and low prices for our Common Stock on the New York Stock Exchange LLC on May 2, 2022.
(2)	Represents Common Stock issuable pursuant to the Gulfport Energy Corporation 2021 Stock Incentive Plan (the “2021 Incentive Plan”) being registered herein, which shares consist of Common Stock reserved and available for delivery with respect to awards under the 2021 Incentive Plan and Common Stock that may again become available for delivery with respect to awards under the 2021 Incentive Plan pursuant to the share counting, share recycling and other terms and conditions of the 2021 Incentive Plan.
(3)	Pursuant to Rule 416(a) under the Securities Act, this Registration Statement also covers an indeterminate number of additional Common Stock that may become issuable in accordance with the adjustment and anti-dilution provisions of the 2021 Incentive Plan.